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                                                                      EXHIBIT 12

                     UNIVERSAL CORPORATION AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                   For the years ended June 30,

                                                 2003          2002          2001          2000         1999
                                              ---------     ---------     ----------   ----------    ----------
Pretax income from continuing operations       $162,545      $152,676      $ 177,206    $ 177,055     $ 197,719

Distribution of earnings from
unconsolidated affiliates                         7,088           639            527        4,220           840

Fixed charges                                    49,416        50,459         64,553       57,907        57,744
                                               --------      --------      ---------    ---------     ---------

Earnings                                        219,049       203,774      $ 242,286    $ 239,182     $ 256,303

Interest                                       $ 45,270      $ 47,831      $  61,576    $  56,869        56,837

Interest Capitalized                              1,957           610

Amortization of premiums and other                2,189         2,628          2,977        1,038           907
                                               --------      --------      ---------    ---------     ---------

Fixed Charges                                  $ 49,416      $ 51,069      $  64,553    $  57,907     $  57,744

Ratio of Earnings to Fixed Charges                 4.43          3.99           3.75         4.13          4.44
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